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                                                                     EXHIBIT 5.1

                        [COOLEY GODWARD LLP LETTERHEAD]

February 26, 2001

Chordiant Software, Inc.
20400 Stevens Creek Blvd., Suite 400
Cupertino, CA  95014

Ladies and Gentlemen:

We have acted as counsel for Chordiant Software, Inc., a Delaware corporation (the "Company"), in connection with the merger (the "Merger") and other transactions contemplated by that certain Agreement and Plan of Merger and Reorganization, dated as of January 8, 2001, by and among the Company, Puccini Acquisition Corp., a Delaware corporation and a wholly-owned subsidiary of the Company, and Prime Response, Inc., a Delaware corporation. This opinion is being furnished in connection with a Registration Statement on Form S-4, as amended ("Registration Statement"), to be filed by the Company with the Securities and Exchange Commission covering the offer and sale of up to 14,693,754 shares of the Company's common stock, $0.001 par value per share ("Common Stock") to be issued in connection with the Merger.

In rendering this opinion, we have examined the following documents: (i) the Company's Amended and Restated Certificate of Incorporation and Bylaws, as amended, (ii) the resolutions adopted by the Board of Directors of the Company on January 4, 2001, (iii) the Registration Statement, and (iv) such other documents, legal opinions and precedents, corporate and other records of the Company, and certificates of public officials and officers of the Company that we have deemed necessary or appropriate to provide a basis for the below opinion.

Based upon and subject to the foregoing, in our opinion, the shares of Common Stock of the Company which are being offered and sold by the Company pursuant to the Registration Statement, when sold in the manner and for the consideration contemplated by the Registration Statement, will be validly issued, fully paid and non-assessable.

We consent to the filing of this opinion as an Exhibit to the Registration Statement and to the reference to our firm under the heading "Legal Matters."

Very truly yours,

Cooley Godward LLP

/s/ Suzanne Sawochka Hooper
___________________________
Suzanne Sawochka Hooper